Exhibit 99.1

              Albany International Announces Closure of Mansfield,
                             Massachusetts, Facility

--------------------------------------------------------------------------------

      Albany, New York, April 10, 2008 - Albany International Corp. (NYSE:AIN) announced today that it plans to shut down its Mansfield, Massachusetts, facility, and consolidate its technical and manufacturing operations located there into other facilities in Europe and North America.

      The Mansfield closure, which will affect approximately 80 employees, is expected to be completed by year-end. This action is part of an ongoing, company-wide effort to streamline operations, and in no way reflects on the performance of the affected employees, who will be offered the opportunity to relocate or severance and outplacement assistance.

      Albany International Corp. is a global advanced textile and materials processing company with approximately 6,100 employees worldwide and plants strategically located to serve its global customers. The Company's core business is the world's leading producer of custom-designed fabrics and belts essential to the production of paper and paperboard. Albany's family of emerging businesses extends its advanced textiles and materials capabilities into a variety of other industries, most notably aerospace composites, nonwovens, building products, and high-performance industrial doors. Additional information about the Company and its businesses and products is available at www.albint.com.